AgFeed Industries Reports 2nd Quarter Financial Results - Net Income Up 510%, Revenues Up 229%, Net Income Margin Exceeds 21%, $0.06 Per Fully Diluted Share

NEW YORK, August 15, 2007 (PRIME NEWSWIRE) -- AgFeed Industries, Inc. (OTC BB:AGFI.OB - News) (website:http://www.agfeedinc.com), a leader in China's premix animal nutrition industry, announced today financial results for the second quarter ended June 30, 2007 and the first half of fiscal 2007.

The following are some of the key performance highlights as filed with the SEC:

For the three months ended June 30, 2007, AgFeed’s net income increased 510% to approximately $1.46 million or $0.06 per fully diluted share compared to the same period during 2006. Net revenue increased to approximately $6.89 million, up approximately 229%, and gross profit increased approximately $2 million or 151% compared to the same period in 2006.

During the six month period ended June 30, 2007, AgFeed’s net income increased to approximately $2.24 million or $0.09 per fully diluted share compared to the same period in 2006. The Company’s revenues increased to approximately $11.8 million, up 183% and gross profit increased to approximately $3.5 million or a 123% increase, compared to the same period in 2006.

OPERATIONAL HIGHLIGHTS:

Agfeed successfully completed $9.83 million in two rounds of equity financing during the first half of 2007 with institutional and accredited investors led by an affiliate of global strategic investment firm - Apollo Management. The Guangxi Huijie subsidiary, acquired in December of 2006, contributed approximately 27% of the Company’s revenues and approximately 26% of the total volume of products sold during the period. The Airubao Series of products that the Company introduced earlier this year was very successful, contributing approximately $5.3 million in sales. Dr. Lixiang Zhang, Mr. John Egan, Jr., and Mr. Robert Masucci were appointed to the Board of Directors as independent members. Mr. Nicholas Giordano was retained by the Company as a strategic advisor.

MANAGEMENT COMMENTS:

Mr. Junhong Xiong, CEO of AgFeed commented, “In a favorable market environment which pork prices have continued to increase in China, we see continued market expansion and growth in our premium animal feed industry. As one of the leaders in China’s market for premix animal nutritional products, AgFeed has achieved strong revenue and net income growth through the introduction of new products, the successful acquisition and integration of our Guangxi Huijie operating subsidiary, and the opening of more retail chain stores. To date, we have opened over 250 chain stores and anticipate continued growth throughout 2007.”

Mr. Xiong continued:” Rising consumer incomes across China lead to greater demand for better and more meat products which encourage hog farmers to substantially increase stock in animal production. Market demand for our premium animal feed products benefits from such industry demand and our business remains strong. We are confident that AgFeed is on track to continue achieving revenue and profit growth throughout 2007.”

Songyan Li, Ph.D., Chairman of AgFeed commented, “We appreciate the much valued strategic guidance from our highly experienced independent board members and advisors. AgFeed will continue to grow our business while remaining focused on strong corporate governance.”

About AgFeed Industries, Inc.

AgFeed Industries is a China-based animal nutritional product company whose securities are publicly traded in the United States. Through its operating subsidiaries in China, AgFeed is a leading manufacturer, marketer and distributor of premix animal nutrition products targeting China's growing animal feed market. China's animal feed market was approximately $40 billion in 2006 according to China Feed Industry Association.

Safe Harbor Statement

All statements in this press release that are not historical are forward-looking statements made pursuant to the ``safe harbor'' provisions of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this press release as they reflect AgFeed's current expectations with respect to future events and are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated. Potential risks and uncertainties include, but are not limited to, the risks described in AgFeed's filings with the Securities and Exchange Commission, including, but not limited to, our Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 that we filed with the Securities and Exchange Commission on August 14, 2007.

Contact:
AgFeed Industries, Inc.
Mr. Sam Zhou, Corporate Development
Tel: 011-86-13925912908
Email: info@agfeedinc.com
Website: www.agfeedinc.com